Exhibit 17.4

From: DocCHBrown@aol.com [mailto:DocCHBrown@aol.com]
Sent: Thursday, May 26, 2011 3:36 PM
To: Irving Rothstein
Subject: Re: FW: Chris Brown

I have not approved my resignation and therefore am not resigned until I approve the release of the statement which is to be sent to the SEC . I asked for final approval in my resignation . Until that time I remain a director of the company and until I approve that release . I clearly stated that in my letter of resignation . There has been no review process by myself for that release . It was brought to my attention by Mr.Ferrone that Sam Klepfish contacted him and tried to backdoor him and only offer 50% . I had been told by Wally Giakus approximately three weeks ago he was sent an offer sheet at 85% and he accepted . I obviously told Mike Ferrone he should contact Wally Giakus to discuss that fact of an offer and an agreement and sending of 91,000 without Board approval . I also have asked for information about Board Insurance Irving for which I have not received . My SEC attorney is going to want to contact them, after I write the Bar to get my original documents back from your lawfirm . I need that information as soon as possible . I am awaiting the press release to make my resignation official . Until I read that press release I will remain a member of the Board .
Chris Brown